UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2013

GOLDEN QUEEN MINING CO. LTD
(Exact name of registrant as specified in its charter)

0-21777
(Commission File Number)

British Columbia	Not applicable
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

6411 Imperial Avenue, West Vancouver, British Columbia, V7W 2J5
(Address of principal executive offices) (Zip Code)

(604) 921-7570
(Registrant’s telephone number including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2013, Mr. Ross McDonald resigned as the Chief Financial Officer and Corporate Secretary.

On September 18, 2013, Ms. Andree St-Germain was appointed as Chief Financial Officer, VP Finance and Corporate Secretary. Ms. St-Germain entered into an employment agreement with the Company pursuant to which she will receive an annual base salary of $150,000, with a discretionary bonus of $150,000 as determined by the Board of Directors, and will be granted 300,000 stock options, 100,000 of which vest immediately, and 100,000 vesting in 6 and 12 months, exercisable at a price of $1.30 per share for a period of five years. The agreement provides for a lump-sum severance payment equal to two years’ salary and bonus in the event of a change of control.

Ms. St-Germain was previously an investment banker with Dundee Capital Markets where she worked exclusively with mining companies on a variety of financings and merger and acquisition advisory assignments. She holds a Master of Business Administration degree (Honours) from Schulich School of Business (York University).

8.01	Other Events.

On May 30, 2013, the shareholders approved the Company’s 2013 stock option plan (the “Plan”), which amends and replaces the Company’s 2008 stock option plan. A copy of the Plan is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

10.1	2013 Stock Option Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golden Queen Mining Co. Ltd.
Date	September 23, 2013	(Registrant)

/s/ Lutz Klingmann
Lutz Klingmann, President